EXHIBIT 33.1

REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA

PURSUANT TO ITEM 1122 OF REGULATION AB

FIRST NATIONAL BANK OF OMAHA

Date: March 21, 2025

The undersigned, a duly authorized representative of First National Bank of Omaha (the “Servicer”), hereby certifies as follows:

(1)            The Servicer is responsible for assessing its compliance with the servicing criteria set forth in 17 C.F.R. § 229.1122(d) (“Item 1122(d) of Regulation AB”), except for servicing criteria specified in (1)(iii); (2)(iii) and (vi); 3(iii) and (iv); and 4(x), (xi), (xii) and (xiii) of Item 1122(d) of Regulation AB, which the Servicer has determined are inapplicable to the activities it performs with respect to the credit card asset backed securities transactions issued by First National Master Note Trust (the “Platform”) being serviced (such applicable criteria, after giving effect to the exceptions identified above, the “Applicable Servicing Criteria”), as of and for the year ended December 31, 2024 relating to the servicing of the Platform;

(2)            The Servicer used the servicing criteria in Item 1122(d) of Regulation AB to assess compliance with the Applicable Servicing Criteria;

(3)            The Servicer is in compliance with the Applicable Servicing Criteria relating to the Platform as of and for the year ended December 31, 2024 in all material respects; and

(4)            Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report for the Platform on the Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2024.

FIRST NATIONAL BANK OF OMAHA, as Servicer

By:	/s/ Anthony R. Cerasoli
Anthony R. Cerasoli,
Senior Vice President and Treasurer

[Signature page to Report on Assessment of Compliance

of First National Bank of Omaha]